UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ASA LIMITED

(Name of Registrant as Specified in Its Charter)

LAXEY PARTNERS LIMITED

THE VALUE CATALYST FUND LIMITED

LAXEY INVESTORS LIMITED

ALTMA SICAV PLC

LAXEY UNIVERSAL VALUE L.P.

LAXC LIMITED

SPRUGOS INVESTMENTS XII L.L.C.

LEAF LIMITED

LP ALTERNATIVE L.P.

LEAF L.P.

LAXEY INVESTORS, LP

LP VALUE, LIMITED

ANDREW PEGGE

PHILLIP GOLDSTEIN

JULIAN REID

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Laxey Partners Ltd

March 12, 2008

Dear Fellow Shareholder:

Laxey Partners is seeking your support to ELECT THREE NOMINEES to the ASA Board and to VOTE FOR OUR PROPOSAL that the Board initiate immediately a series of self tender offers to reduce the discount to net asset value (“NAV”) and maximize shareholder value. Enclosed with this letter is a chart that demonstrates the positive effect such self tenders have had on other closed-end funds like ASA. The chart shows the discounts to NAV, from two years before to two years after a self tender program was implemented, for the six funds with a track record of such length that adopted such a program in the past ten years. In each case, the self tender resulted in a substantial reduction in the fund’s discount to NAV, without threatening its long-term viability.

Laxey Partners has a plan to reduce the NAV discount and has shown that it works. The current ASA Board of Directors agrees that Laxey’s proposal “is likely to effect a long-term reduction in the discount,” but still rejects our proposal. What does the ASA Board propose to do instead to reduce the discount? The answer is clear. It intends to continue doing absolutely nothing.

THE CHOICE IS YOURS – PROVEN RESULTS OR CONTINUED INACTION?

Send a strong message to ASA’s Board members that you are tired of inaction and want the opportunity to permanently reduce the discount to NAV. Your vote is important, no matter how many or how few shares you own. We urge you to vote FOR our nominees and FOR our proposal on the enclosed GOLD proxy card TODAY—by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 877-456-3442. (Banks and brokers may call collect at 212-750-5833.)

Very truly yours,

Andrew Pegge

Chief Executive Officer

Laxey Partners Limited